NEWS FOR RELEASE: April 3, 2001 - 8:30am US ET

CONTACT:  Lee A. Brown
          Ramtron
          719-481-7213
          lee.brown@ramtron.com

                         RAMTRON COMPLETES EQUITY INVESTMENT
                       TRANSACTIONS WITH INFINEON TECHNOLOGIES

COLORADO SPRINGS, CO - April 3, 2001-Ramtron International Corporation (Nasdaq:RMTR), a leading developer of specialty semiconductor memory products, announced today that it has consummated its previously announced equity investment transactions with Infineon Technologies (FSE/NYSE:IFX).

In December 2000, Infineon agreed to provide Ramtron with $10 million in cash and approximately 443,480 shares in Infineon stock, in exchange for approximately 4.4 million shares of Ramtron stock. The closings of the transactions were subject to certain conditions, including regulatory approval under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and registration in Germany of the Infineon capital increase represented by the Infineon shares to be issued to Ramtron. Infineon and Ramtron have received all necessary approvals and have closed the transactions.

Under the terms of the investment agreement, Ramtron has agreed to a holding period that prohibits the transfer or disposition of Infineon stock for a minimum of six months following the subscription date, after which Ramtron has the right to transfer up to 25% of the total number of Infineon shares after 6, 9, 12, and 18-months following the subscription date. Infineon has received restricted stock from Ramtron and has agreed to a minimum holding period. Infineon may transfer up to 50% of the total number of Ramtron shares after 12 and 18-months following the subscription date.

About Ramtron

Ramtron's patented FRAM memories are a new generation of semiconductor memory that combines high-performance and low-power operation with the ability to store data in the absence of power. Due to the product's unique advantages, FRAM memories are expected to revolutionize a variety of electronic consumer and industrial products. The company also develops and markets ultra-high-performance EDRAM and ESDRAM memory products through its subsidiary, Enhanced Memory Systems, Inc.

Except for historical information, the statements preceding contain forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events or results may differ materially. These forward-looking statements speak only as of this date. The company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is www.ramtron.com

                                    Page-1